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                                                                   EXHIBIT 10.2


December 18, 1998



[Title] [Wholename]
[Address1]
[Address2]

Dear [Title] [LastName]:

         On behalf of Billing Concepts Corp. ("Billing"), I am pleased to announce that the Committee, operating under the Billing 1999 CommSoft Acquisition Stock Option Plan (the "Plan"), has awarded you (the "Employee") a non-qualified stock option to purchase Shares shares of common stock of Billing (the "Shares"). The option to acquire the Shares is awarded and granted upon the following terms and conditions, as well as those terms, conditions and limitations as set forth in the Plan, which is attached hereto and incorporated herein for all purposes:

         1. The exercise price for each share of common stock is $Price.

         2. The options are immediately exercisable.

         3. Subject to Paragraph 5 herein, the options may be exercised at any time on or before May 1, 2006. No partial exercise of such options may be for less than 100 full shares unless the remaining shares that have become purchasable are less than 100 shares. In no event shall Billing be required to transfer fractional shares to the Employee.

         4. The option granted under this Agreement shall be exercisable from time to time, as provided above, by the payment in cash or check to Billing of the exercise price of the shares which the Employee elects to purchase. Billing shall not be required to transfer or deliver any certificate or certificates for shares of Billing's common shares purchased upon exercise of the option granted under this Agreement until all then applicable requirements of law have been met.

         5. Subject to the limitations imposed pursuant to Section 9 of the Plan, the option and all rights granted by this Agreement, to the extent those rights have


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[Title] [Wholename]
December 18, 1998
Page 2


not been exercised, will terminate and become null and void on May 1, 2006. If the Employee dies, the person or persons to whom his/her vested rights under the option shall pass, whether by will or by the applicable laws of descent and distribution, may exercise such vested option to the extent the Employee was entitled to exercise the option on the date of death, at any time within a period of one (1) year after his/her death, but not after May 1, 2006.

         6. Notwithstanding the above, the Employee's rights to the non-vested and vested options which have not been exercised, and all rights granted by this Agreement, shall in all events terminate and become null and void if the Employee is employed either as an employee or consultant by any company, joint venture, partnership or individual which the Committee determines, in its sole discretion, is in competition with Billing.

         7. During the lifetime of the Employee, the option and all rights granted in this Agreement shall be exercisable only by the Employee, and, except as Paragraph 5 above otherwise provides, the option and all rights granted under this Agreement shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of such option or of such rights contrary to the provisions of this Agreement, or upon the levy of any attachment or similar process upon such option or such rights, such option and such rights shall immediately become null and void.

         8. In the event of any change in the common shares of Billing subject to the option granted hereunder, through merger, consolidation, reorganization, recapitalization, stock split, stock dividend or other change in the corporate structure, without consideration, appropriate adjustment shall be made by Billing in the number or kind of shares subject to such option and the price per share. Upon the dissolution or liquidation of Billing, the option granted under this Agreement shall terminate and become null and void, but the Employee shall have the right immediately prior to such dissolution or liquidation to exercise the option granted hereunder to the full extent not before exercised.

         9. Neither the Employee nor his/her executor, administrator, heirs or legatees shall be or have any rights or privileges of a stockholder of Billing in respect of the shares transferable upon exercise of the option granted under this Agreement, unless and until certificates representing such shares shall have been endorsed, transferred and delivered and the transferee has caused his/her name to be entered as a stockholder of record on the books of Billing. Nothing contained in the Plan or this Agreement shall confer upon the Employee any right to continue in the employ


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[Title] [Wholename]
December 18, 1998
Page 3


of Billing or any of its subsidiaries or interfere in any way with the right of Billing or its subsidiaries (subject to the terms of any separate agreement to the contrary) to terminate the Employee's employment or to increase or decrease the employee's compensation at any time.

         10. In the event that the Employee, while an Employee of Billing, desires to sell his/her shares of common stock of Billing to a third party, he must first notify Billing and offer such shares to Billing. Billing shall have a right of first refusal to purchase such shares in accordance with the terms set forth herein or any lower amount that such third party may offer. The purchase price shall be the fair market value of such shares and shall be paid in equal quarterly installments amortized to include interest at a floating interest rate equal to the prime rate of Frost National Bank, N.A. (as set from time to time) over a 36-month period if the total value is under $25,000, and over a 60-month period if the total value is above $25,000. The first payment shall be due and payable exactly 90 days following Billing's exercise of its right of first refusal, and like payments shall be due and payable quarterly thereafter. Prior to the time the first payment is due, Employee shall tender to Billing all stock certificates representing his/her shares of common stock of Billing endorsed in blank, free and clear of all liens and encumbrances. The obligation of Billing shall be evidenced by a subordinated note of Billing executed by its duly authorized officer. In the event that Billing does not exercise its right of first refusal within 30 days of the Employee's Notice, the Employee may sell and convey such shares to such third party.

         11. Billing does not attempt to advise you on tax or other consequences arising from your acquisition of the Shares through the exercise of the option. However, attached you will find a memorandum which explains the characteristics of stock options and certain tax matters with reference to non-qualified stock options. For specific tax consequences to you, please consult with your tax advisor.

         12. The terms and conditions of the Plan, unless expressly supplemented by this Agreement, shall continue unchanged and in full force and effect. To the extent that any terms or provisions of this Agreement are or may be deemed expressly inconsistent with any terms or conditions of the Plan, the terms of the Plan shall control.

         13. The Employee hereby agrees to take whatever additional actions and execute whatever additional documents Billing may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Employee pursuant to the express provisions of this Agreement.


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[Title] [Wholeman]
December 18, 1998
Page 4


         14. The rights of the Employee are subject to modification and termination in certain events as provided in this Agreement and the Plan.

         15. This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of Delaware applicable to contracts made and to be wholly performed therein.

         16. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         17. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all previous written or oral negotiations, commitments, representations and agreements with respect thereto.

         If the foregoing represents your understanding of the terms and conditions upon which your options have been granted, please execute in the space provided below, returning an executed copy to the undersigned.

Sincerely,                             AGREED AND ACCEPTED:



Parris H. Holmes, Jr.                  ----------------------------------------
Chairman of the Board and              [Wholename]
Chief Executive Officer